UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 5, 2008

Date of Report (date of earliest event reported)

THERMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2008, Thermage, Inc. (the “Company”) borrowed approximately $14.6 million (the “Loan Amount”) pursuant to the terms of a credit arrangement under its customer agreement with Bear Stearns, a division of J.P. Morgan Chase (“Bear Stearns”), originally dated as of June 5, 2007 (the “Customer Agreement”). Under the Customer Agreement, the Company engaged Bear Stearns to manage the Company’s cash investment portfolio. The Company elected to make use of the credit offered by Bear Stearns in anticipation of the funding of the acquisition of Reliant Technologies, Inc. rather than to sell certain of its investment portfolio assets prior to their maturities in current market conditions.

Pursuant to the terms of credit offered by Bear Stearns, the Company may borrow up to 75% of the market value of the Company’s investment account with Bear Stearns at an interest rate of the 30-day Libor rate plus 100 basis points. The Company is required to maintain a margin requirement of approximately $19.5 million for the Loan Amount.

Under the terms of the Customer Agreement, an event of default would occur if, among other things: (i) the Company does not pay any liability or perform any obligation to Bear Stearns by the time the Company is obligated to perform such obligation; (ii) the Company otherwise breaches, repudiates or defaults under the Customer Agreement or any other agreement it has with Bear Stearns; (iii) the Company commences a proceeding in bankruptcy or insolvency or one is commenced against the Company; (iv) any guarantor, co-signer or other party (a “Responsible Party”) liable for or providing security for the Company’s obligations to Bear Stearns defaults in its obligation to Bear Stearns or commences a proceeding in bankruptcy or insolvency or one is commenced against it; (v) an attachment is made against the Company’s or a Responsible Party’s account(s) with Bear Stearns; (vi) a receiver is appointed with respect to the Company, any of the Company’s assets or the assets of a Responsible Party; or (vii) an event, circumstance or condition occurs that, in Bear Stearns’ judgment, materially impairs the Company’s creditworthiness or the Company’s ability to timely perform its obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMAGE, INC.

Date: December 11, 2008	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer